Exhibit 10.2

OneBeacon Insurance Group, Ltd.
Long-Term Incentive Plan
2017-2019 Restricted Share Award Agreement

THIS AWARD AGREEMENT (this “Agreement”) is made effective as of the 28th day of February 2017, between OneBeacon Insurance Group, Ltd., a Bermuda company (the “Company”) and <First Name><Last Name> (the “Participant”).

RECITALS:

WHEREAS, the Board of Directors of the Company (the “Board”) has adopted the OneBeacon Long-Term Incentive Plan (2007), as amended and restated from time to time (the “Plan”), which Plan is incorporated herein by reference and made part of this Agreement; and

WHEREAS, the Performance Compensation Subcommittee of the Compensation Committee of the Board (the “Committee”) has determined that it would be in the best interests of the Company to grant this award of restricted shares of the Company’s Class A Common Shares, par value $.01 per share (the “Restricted Shares”), to the Participant pursuant to the Plan and the terms set forth herein.

NOW THEREFORE, for good and valuable consideration the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.Grant of the Restricted Shares. Pursuant to Section 5 of the Plan, the Company hereby grants to the Participant a Restricted Share Award (this “Award”) consisting of, in the aggregate, <grant> Restricted Shares, in consideration for services to be rendered by the Participant to the Company. The Restricted Shares shall be subject to the Company’s Repurchase Right (as described in Section 3). Capitalized terms used but not defined in this Restricted Share Award Agreement are defined in the Plan.

2.Vesting. Except as otherwise provided herein or the Plan, provided that the Participant has remained continuously employed with the Company and its subsidiaries through January 1, 2020 (the “Vesting Date”), the Restricted Shares will vest and no longer be subject to restriction or potential forfeiture as of the Vesting Date (the period during which restrictions apply, the “Restricted Period”).

3.Repurchase Right. Except as otherwise set forth herein or in the Plan, if the Participant’s continuous employment with the Company or any of its subsidiaries is terminated prior to the end of the Restricted Period, the Participant shall forfeit any unvested Restricted Shares, and such Restricted Shares shall be automatically repurchased by the Company at a price equal to $.01 per Restricted Share, in accordance with Section 5(b) of the Plan (the “Repurchase Right”). For the avoidance of doubt, any rights to dividends that may have been accumulated or withheld during the Restricted Period in respect of the repurchased Shares shall terminate upon such termination of employment, without further action or obligation of the Company.

4.Vesting in the Event of Certain Terminations of Employment.

(a)Death or Disability. If the Participant’s employment with the Company and its subsidiaries terminates during the Restricted Period due to the Participant’s death or Disability, the Repurchase Right and any and all other restrictions on unvested Restricted Shares shall lapse and cease to be effective as of the date on which such termination of employment occurs. Notwithstanding the foregoing, in the case of termination of employment due to Disability, the lapse of restrictions described in this Section shall be subject to the Participant (or his representative, as appropriate) signing and delivering an effective and irrevocable general release of claims (“Release”), in the form provided by the Company, as consideration for such lapse of restrictions. Such Release must become effective and irrevocable no later than the 61st day after termination of such Participant’s employment. For the avoidance of doubt, this Section 4(a) shall not apply to any death or Disability of the Participant occurring after the date of termination of the Participant’s employment for any reason (including Retirement).

(b)Eligible Retirement. In the discretion of the Committee, if the Participant’s employment with the Company and its subsidiaries terminates during the Restricted Period due to the Participant’s Retirement, and the Participant executes and delivers a separation agreement in the form provided by the Company, containing noncompetition, nonsolicitation and other restrictive covenants, as well as a Release, in the form provided by the Company (which must become effective and irrevocable no later than the 61st day after termination of such Participant’s employment), the Committee, in its sole discretion, may determine to provide for (i) continued vesting of the Participant’s Restricted Shares through the last day of the calendar year in which the Participant’s termination of employment occurs (it being understood that any unvested Restricted Shares which are not otherwise scheduled to vest through such date shall be forfeited upon termination of employment), and (ii) tolling of the Repurchase Right until such final vesting date; provided, that if the Participant breaches the noncompetition, nonsolicitation or other restrictive covenants in his separation agreement at any time, then upon such breach, the Participant’s Restricted Shares shall be forfeited and automatically repurchased pursuant to the Repurchase Right, and the full amount recognized from any prior vesting of the Restricted Shares granted hereunder (and any gain thereto) shall be forfeited and the Participant shall be required to promptly repay such amounts to the Company within ten (10) days following such breach.

(c)Other. With respect to any Termination Without Cause, Constructive Termination or Adverse Change in the Plan occurring within 24 months after a Change in Control, Section 5(b)(iv) of the Plan shall apply to the Restricted Shares. In addition, any continued vesting in connection with Related Employment shall be determined in the Committee’s sole discretion, pursuant to the Plan.

5.Book Entry. The Restricted Shares shall be registered in the Participant’s name in book entry form on the share transfer books of the Company promptly after the date hereof.

6.Rights as a Shareholder. The Participant shall be the record owner of the Restricted Shares until and unless such Restricted Shares are repurchased by the Company pursuant to the Repurchase Right, and as record owner shall be entitled to all rights of a common shareholder of the Company, including the right to vote the Restricted Shares and receive dividends thereon. As soon as practicable following the end of the Restricted Period, the Company shall deliver to the Participant evidence of ownership in book entry form of the number of Shares which have vested as of such date, set forth opposite such date.

7.Legend. The Restricted Shares shall be subject to such stop transfer orders and other restrictions as the Committee may deem advisable under the Plan or the rules, regulations, and other requirements of the Securities and Exchange Commission, any share exchange upon which such Shares are listed, and any applicable federal, state or foreign laws, and the Committee may cause an appropriate reference to such restrictions to be made in the Company’s share transfer books or on any certificate that may be issued to evidence the Restricted Shares.

8.Withholding. The Participant agrees to make appropriate arrangements with the Company for satisfaction of any applicable income tax withholding requirements, including the payment to the Company, at the end of the Restricted Period (or such earlier date as may be applicable, including if an election has been made under Section 83(b) of the Internal Revenue Code) of all such taxes and other amounts, and the Company shall be authorized to take such action as may be necessary, in the opinion of the Company’s counsel (including, without limitation, withholding Restricted Shares otherwise deliverable to Participant hereunder and/or, subject to applicable law, withholding amounts from any compensation or other amount owing from the Company to the Participant), to satisfy all obligations for the payment of such taxes and other amounts. Unless otherwise provided by the Company, tax withholding shall be at the applicable minimum statutory rate. The Participant may make and file with the Internal Revenue Service an election under Section 83(b) of the Code within 30 days of the grant of the Restricted Shares, electing to include in the Participant’s gross income as of the grant date of this Award the fair market value of the Restricted Shares as of such grant date. The Participant shall promptly provide a copy of such election to the Company.

9.Clawback Policy. Amounts paid pursuant to this Agreement are subject to clawback by the Company pursuant to the Clawback Policy adopted by the Board on June 16, 2010. The Clawback Policy generally provides that, in the event of a restatement of the financial statements of the Company for failure to comply with the federal securities laws due to misconduct of the Participant, the Board may require the Participant to reimburse the Company for all or a portion of his or her compensation, gain or other value realized thereafter on the vesting of the Restricted Shares granted under this Agreement; provided, however, that in the event of fraud, the Participant shall reimburse the Company for all of such compensation, gain or other value realized.

10.Securities Laws. The granting of the Restricted Shares and any other obligations of the Company under this Agreement shall be subject to all applicable federal, provincial, state, local and foreign laws, rules and regulations and to such approvals by any regulatory or governmental agency as may be required. At the end of the Restricted Period, the Participant will make or enter into such written representations, warranties and agreements as the Committee may reasonably request in order to comply with applicable securities laws and with this Agreement.

11.No Right to Continued Employment. Neither the Plan nor this Agreement shall be construed as giving the Participant the right to be retained in the employ of, or in any consulting relationship to, the Company or any of its subsidiaries. Further, the Company or any of its subsidiaries may at any time dismiss the Participant or discontinue any consulting relationship, free from any liability or any claim under the Plan or this Agreement, except as otherwise expressly provided herein in this Agreement or the Plan. In addition, nothing herein shall obligate the Company to make future awards to the Participant.
12.Award Subject to Plan. By entering into this Agreement, the Participant agrees and acknowledges that the Participant has received and read a copy of the Plan, understands the terms of the Plan and this Agreement and that this Award is subject to all of the terms and provisions set forth in the Plan and in this Agreement and accepts this Award subject to all such terms and conditions which are incorporated herein by reference, including, but not limited to, the requirement to execute a Confidentiality and Nonsolicitation Agreement. In the event of a conflict between any vesting or forfeiture provision contained in this Agreement and vesting or forfeiture provision contained in the Plan, this Agreement will govern and prevail. In the event of any other conflict between a term or provision contained in this Agreement and a term or provision of the Plan, the applicable terms and provisions of the Plan will govern and prevail.

13.Beneficiary Designation. The Participant may file with the Company a written designation of a beneficiary on such form as may be prescribed by the Company and may, from time to time, amend or revoke such designation. If no beneficiary is designated, if the designation is ineffective, or if the beneficiary dies before the balance of a Participant’s benefit is paid, the balance shall be paid to the Participant’s estate. Notwithstanding the foregoing, however, a Participant’s beneficiary shall be determined under applicable state law if such state law does not recognize beneficiary designations under

Awards of this type and is not preempted by laws which recognize the provisions of this Section.

14.Adjustments. Without limiting Section 15 of the Plan, in the event of any change in the Shares of the Company by reason of any stock split, stock or extraordinary cash dividend, recapitalization, merger, consolidation, reorganization, combination or exchange of Shares or other similar event, or in the event of an extraordinary cash dividend or other similar event, and if the Committee shall determine, in its sole discretion, that such change equitably requires an adjustment in the number or kind of Units which have been awarded to the Participant hereunder, or in the repurchase price used in connection with the Repurchase Right, then such adjustment shall be made by the Committee and shall be conclusive and binding for all purposes of the Plan. Furthermore, upon such transactions or events, including a Change in Control, the Committee is authorized to make such adjustments as it determines appropriate, including (i) making the adjustments described in the previous sentence, or (ii) making provision for payment in cash or other property in replacement of this Award, or substitution or assumption of this Award by any successor, and any such adjustment shall be conclusive and binding for all purposes of the Plan.

15.No Transfer. Subject to any exceptions set forth in this Agreement or the Plan, during the Restricted Period, unvested Restricted Shares may not be sold, assigned, transferred, pledged, hypothecated or otherwise disposed of or encumbered by the Participant, and shall not be subject to execution, attachment or similar process, except by will or the laws of descent and distribution.

16.Successors and Assigns. This Award shall be binding upon and inure to the benefit of the Company and its successors and assigns, and of the Participant and the beneficiaries, executors, administrators, heirs and successors of the Participant. If the Participant is employed by a business unit of the Company which is sold or transferred, the Company shall request the purchaser of such business unit (the “Purchaser”) to fully assume the obligations of the Company under this Award or provide a substitute or replacement award of equal economic value, as determined by the Committee. If a Purchaser declines to assume such obligations or provide such a substitute or replacement award, the Company shall remain obligated under the terms of this Award; provided that the Company may (i) condition vesting on the Participant’s continued employment with the Purchaser, subject to applicable law, and/or (ii) exercise or toll its Repurchase Right following any termination of the Participant’s employment with the Company, any of its subsidiaries or the Purchaser, as applicable, prior to the end of the Restricted Period, at a repurchase price determined by the Committee.

17.Amendment; Waiver. The Committee at any time, and from time to time, may amend the terms of this Agreement, provided, however, that the rights of the Participant shall not be materially adversely affected without the Participant’s written consent (except to the extent permitted under the Plan). Any right of the Company contained in this Agreement may be waived in writing by the Committee. No waiver of any right hereunder by any party shall operate as a waiver of any other right, or as a waiver of the same right with respect to any subsequent occasion for its exercise, or as a waiver of any right to damages.

18.Notice. Any notice necessary under this Award shall be addressed to the Corporate Secretary of the Company at the Company’s principal executive offices and to the Participant at the address appearing in the personnel records of the Company for such Participant or to either party at such other address as such party, hereto, may hereafter designate in writing to the other. Any such notice shall be deemed effective upon receipt thereof by the addressee.

19.Severability. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, and each other provision of this Agreement shall be severable and enforceable to the extent permitted by law.

20.Headings. The headings of the Sections hereof are provided for convenience only and are not to serve as a basis for interpretation or construction, and shall not constitute a part, of this Agreement.

21.Governing Law. This Agreement shall be governed by and construed in accordance with the laws of Bermuda.

22. Entire Agreement. This Agreement, the Plan, and the rules and procedures adopted by the Committee, contain all of the provisions applicable to this Award and no other statements, documents or practices may modify, waive or alter such provisions unless expressly set forth in writing, signed by an authorized officer of the Company and delivered to Participant.

23.Signature in Counterparts. This Agreement may be signed in counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement effective as of the day and year first above written.

OneBeacon Insurance Group, Ltd.

By:		By:	/s/ T. Michael Miller
	<first><last>		T. Michael Miller
President and Chief Executive Officer

Award Details:

2017-2019 Restricted Share Award
<grant> Restricted Shares

Annex

Key Definitions

Terms used in this Grant shall have the following meanings:

Actual Value shall mean:

i)	the number of Performance Shares granted, times

ii)	the Performance Percentage, times
iii)      (a) the Market Value of a Share at the date that the Committee certifies the Performance Percentage, plus (b) the per share equivalent of dividends paid in the period from February 24, 2016 to the date that the Committee certifies the Performance Percentage.

Growth in Book Value per Common Share shall mean:

The annual internal rate of return produced by a) the Change in Per Share GAAP Shareholders Equity plus b) Dividends Paid during the period. For purposes of this calculation the following definitions should be used:

i)
Change in Per Share GAAP Shareholders’ Equity - (a) the Company’s GAAP Shareholders’ Equity at the end of the period (measured on an as converted/as diluted basis) divided by (b) the number of as converted / as diluted common shares of the Company outstanding at the end of the period, minus (c) the Company’s GAAP Shareholders’ Equity at the beginning of the period (measured on an as converted/as diluted basis) divided by (d) the number of as converted / as diluted common shares of the Company outstanding at the beginning of the period,

ii)	Dividends Paid - the per share dividends paid on the Company’s Common Shares over the period.
Market Value shall mean:

the average closing price of the company’s Shares calculated using the closing price of the Shares on each of the five (5) trading days preceding the date that the Committee certifies the Performance Percentage.

Performance Percentage shall mean:

a percentage of no less than 0% and no more than 200%, which percentage was determined by the Committee, as outlined in Paragraph 6 of this Performance Share Grant and in accordance with the Plan.

Performance Period shall mean:

Each of the fiscal years of the Company ending December 31, 2016, 2017 and 2018, respectively.

Performance Share shall mean:

a performance share granted to participant under the Company’s Long-Term Incentive Plan having the financial equivalence of one Class A common share of the Company, conditioned upon the attainment of the specified Performance Objective(s) over the specified Award Period.